As filed with the Securities and Exchange Commission on July 31, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PBF Logistics LP

(Exact name of registrant as specified in its charter)

Delaware	35-2470286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Sylvan Way, Second Floor, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

PBF Logistics LP

2014 Long-Term Incentive Plan

(Full title of the plan)

Trecia M. Canty, Esq.

Senior Vice President, General Counsel and Secretary

PBF Logistics GP LLC

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

(Name and address of agent for service)

(973) 455-7500

(Telephone number, including area code, of agent for service)

With a copy to:

Todd E. Lenson, Esq.

Jordan M. Rosenbaum, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Telephone: (212) 715-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common units representing limited partner interests	1,500,000 Units	$21.43	$32,145,000	$3,895.97

(1)

This Registration Statement registers the issuance of an aggregate of 1,500,000 common units representing limited partner interests (“Common Units”), of PBF Logistics LP reserved for issuance under the PBF Logistics LP 2014 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities as may become issuable pursuant to the anti-dilution adjustment provisions of the Plan.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. Based upon the average of the high and low prices of the Common Units as reported on the New York Stock Exchange on July 29, 2019. Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is filed by PBF Logistics LP (the “Registrant”) relating to 1,500,000 common units representing limited partner interests (“Common Units”) issuable under the PBF Energy Logistics LP 2014 Long-Term Incentive Plan (the “Plan”), which Common Units are in addition to the 1,588,655 Common Units registered under the PBF Logistics LP 2014 Long-Term Incentive Plan, on the Registration Statement on Form S-8 filed by the Registrant on May 15, 2014 (File No. 333-195969) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement related, and is submitted in accordance with General Instruction E to Form S-8 regarding the Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the content of the Prior Registration Statement is incorporated herein by reference and made a part of this Registration Statement, except as modified or supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 21, 2019;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 1, 2019;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on February 14, 2019, March 1, 2019, April 26, 2019 and June 4, 2019 (excluding those furnished under Item 2.02 and 7.01 and related exhibits);

(d)

The description of the Registrant’s Common Units contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-195024), as amended, which description is incorporated by reference into the Form 8-A filed with the Commission on May 8, 2014, pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the “LP Act”) empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Pursuant to the Registrant’s partnership agreement, the Registrant will generally indemnify officers, directors, and affiliates of the general partner, as well as the general partner itself, to the fullest extent permitted by the law against liabilities, costs and expenses incurred by such indemnified parties, unless there has been a final and non-appealable judgment by a court of competent jurisdiction that those persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that their conduct was unlawful.

Any indemnification under these provisions will only be out of the Registrant’s assets. Unless the Registrant’s general partner otherwise agrees, the Registrant’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Registrant to enable the Registrant to effectuate, indemnification. The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons for the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Registrant’s partnership agreement.

The Registrant and its general partner have entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements supplement existing indemnification provisions in the Registrant’s partnership agreement and in it, the Registrant and its general partner agree, subject to certain exceptions, to the fullest extent then permitted by the LP Act and the Delaware Limited Liability Company Act, (1) to indemnify the director or executive officer and (2) to pay expenses incurred by the director or executive officer in any proceeding in advance of the final disposition of such proceeding.

The Plan provides that the committee that administers the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, its general partner, the Registrant’s or its general partner’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the committee and any officer or employee of the general partner, the Registrant, or any of its affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, the Registrant’s partnership agreement and any indemnification agreement applicable to such person, be indemnified and held harmless by the Registrant’s general partner with respect to any such action or determination.

Item 8.	Exhibits.

The Exhibits listed below are filed as part of, and incorporated by reference into, this Registration Statement.

Exhibit No.	Description

3.1	Certificate of Limited Partnership of PBF Logistics LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement (File No. 333-195024), filed on April 3, 2014).

3.2	Third Amended and Restated Agreement of Limited Partnership of PBF Logistics LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36446), filed on February 14, 2019).

4.1	PBF Logistics LP 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-8 Registration Statement (File No. 333-195969), filed on May 15, 2014).

4.2	First Amendment to PBF Logistics LP 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36446), filed on April 24, 2019).

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit No. 5.1)

24.1	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on July 31, 2019.

PBF LOGISTICS LP

By: PBF LOGISTICS GP LLC, its general partner

By:	/s/ Thomas J. Nimbley
Thomas J. Nimbley
Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Erik Young, Matthew Lucey, and Trecia Canty or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Thomas J. Nimbley	Chief Executive Officer and Chairman of the Board	July 31, 2019
(Thomas J. Nimbley)	of Directors (Principal Executive Officer)

/s/ Erik Young	Senior Vice President, Chief Financial Officer and Director	July 31, 2019
(Erik Young)	(Principal Financial Officer)

/s/ John Barone	Chief Accounting Officer	July 31, 2019
(John Barone)	(Principal Accounting Officer)

/s/ Matthew C. Lucey	Executive Vice President and Director	July 31, 2019
(Matthew C. Lucey)

/s/ Michael D. Gayda	Director	July 31, 2019
(Michael D. Gayda)

/s/ Bruce A. Jones	Director	July 31, 2019
(Bruce A. Jones)

/s/ David Roush	Director	July 31, 2019
(David Roush)

	Director	July 31, 2019
(Karen B. Davis)